FOR RELEASE ON: November 6, 2017

CONTACT:    Robert Cherry, VP Business Development & Investor Relations
608-361-7530
robert.cherry@regalbeloit.com

Regal Beloit Corporation Announces Chief Financial Officer Planned Transition

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) announced today that Charles A. (Chuck) Hinrichs, Vice President and Chief Financial Officer, will retire on March 31, 2018. Mr. Hinrichs has served as Regal’s Chief Financial Officer since September 2010.

The Company also announced that its Board of Directors appointed Robert J. (Rob) Rehard as the new Vice President and Chief Financial Officer, effective April 1, 2018. Mr. Rehard, 49, joined Regal in January 2015 as Vice President, Corporate Controller and Principal Accounting Officer. In January 2017, Mr. Rehard was appointed Vice President, Financial Planning & Analysis with responsibility for Regal's global finance organization.

Over the last 20 years Mr. Rehard has held leadership roles in the areas of operations accounting, corporate accounting and financial planning & analysis. Prior to joining Regal, he served in various roles of increasing responsibility with Eaton Corporation, Cooper Industries, Masco Corporation, Emerson Electric and Deloitte & Touche. Mr. Rehard holds an MBA from Eastern Michigan University and a Bachelor of Science in Accounting from Chapman University. Mr. Rehard is a veteran of the U.S. Navy having served from 1987 to 1991 and is a former Navy SEAL.
“I want to publicly recognize and thank Chuck Hinrichs for all his contributions as CFO of Regal over the last seven years,” said Regal Chairman and CEO Mark Gliebe. “Chuck’s experience and leadership have been a real value to me personally and have contributed to Regal’s performance for our stakeholders.”
"Chuck and Rob have worked very closely during the past year as part of our planned transition, and I have every confidence in Rob in his new role as CFO. Rob has a strong financial background, a comprehensive understanding of Regal's operations, a process orientation and a proven track record at Regal. Rob challenges thinking and encourages innovation through a culture of continuous improvement. We look forward to benefiting from his experience and leadership skills as we execute on our strategy to increase organic sales, improve operating profit and generate superior free cash flow,” continued Mr. Gliebe.

About the Company

Regal Beloit Corporation (NYSE: RBC) is a leading manufacturer of electric motors, electrical motion controls, power generation and power transmission products serving markets throughout the world. The company is comprised of three business segments: Commercial and Industrial Systems, Climate Solutions and Power Transmission Solutions. Regal is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. For more information, visit RegalBeloit.com